Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, of Interclick, Inc., of our report dated March 19, 2009 on the consolidated financial statements of Interclick, Inc. for the year ended December 31, 2008 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A

SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 5, 2010